Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 8, 1999

                                      AMONG

                           VERAMARK TECHNOLOGIES, INC.

                                       AND

                             THE ANGELES GROUP, INC.

                              AND ITS SHAREHOLDERS


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                                TABLE OF CONTENTS

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ARTICLE I    The Merger.......................................................28
   Section 1.1    The Merger..................................................28
   Section 1.2    Closing ....................................................28
   Section 1.3    Effective Time of the Merger................................28
   Section 1.4    Effect of the Merger........................................29
ARTICLE II   The Surviving Corporation........................................29
   Section 2.1    Articles of Incorporation...................................29
   Section 2.2    By-laws ....................................................29
   Section 2.3    Board of Directors; Officers................................30
ARTICLE III  Conversion of Shares.............................................30
   Section 3.1    Merger Consideration........................................30
   Section 3.2    Payment of Merger Consideration.............................30
   Section 3.3    No Further Rights...........................................31
   Section 3.4    Tax-Free Reorganization; Pooling............................31
ARTICLE IV   Representations and Warranties of the Shareholders...............31

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   Section 4.1    Organization and Qualification..............................31
   Section 4.2    Capitalization..............................................31
   Section 4.3    Authority Relative to This Merger Agreement.................32
   Section 4.4    No Conflicts, Required Filings and Consents.................32
   Section 4.5    Reports and Financial Statements............................32
   Section 4.6    Intellectual Property.......................................33
   Section 4.7    Warranties and Warranty Claims..............................36
   Section 4.8    Contracts...................................................37
   Section 4.9    Title to Property...........................................38
   Section 4.10   Condition of Assets.........................................38
   Section 4.11   Accounts Receivable.........................................38
   Section 4.12   Real Property...............................................39
   Section 4.13   Litigation, Claims..........................................39
   Section 4.14   Absence of Certain Changes or Events........................39
   Section 4.15   Employee Benefit Plans......................................40
   Section 4.16   Employees...................................................40
   Section 4.17   Taxes ......................................................41
   Section 4.18   Compliance with Applicable Law..............................41
   Section 4.19   Undisclosed Liabilities.....................................42
   Section 4.20   Questionable Payments.......................................42
   Section 4.21   Environmental Matters.......................................42
   Section 4.22   Brokers ....................................................42
   Section 4.23   Information.................................................43
ARTICLE V    Representations and Warranties of Veramark.......................43
   Section 5.1    Organization and Qualification..............................43
   Section 5.2    Authority Relative to This Merger Agreement.................43
   Section 5.3    No Conflicts; Required Filings and Consents.................43
   Section 5.4    Information.................................................44
   Section 5.5    Litigation..................................................44
   Section 5.6    Brokers ....................................................45
ARTICLE VI   Conduct of Business Pending the Merger ..........................45
   Section 6.1    Conduct of Business by Angeles Group Pending the Merger.....45
   Section 6.2    Advise of Changes...........................................47
   Section 6.3    Closing Balance Sheet.......................................48
ARTICLE VII  Additional Agreements............................................48
   Section 7.1    Access to Information.......................................48
   Section 7.2    Stock Options...............................................48
   Section 7.3    Public Announcements; Confidentiality.......................49
   Section 7.4    Efforts; Consents...........................................49
   Section 7.5    Notice of Breaches..........................................49
   Section 7.6    Transfer and Certain Other Taxes and Expenses...............50
   Section 7.7    Debt .......................................................50
   Section 7.8    Related Agreements..........................................50
ARTICLE VIII Conditions Precedent ............................................51
   Section 8.1    Conditions to Each Party's Obligation to Effect
                  the Merger..................................................51
   Section 8.2    Conditions to Obligation of Angeles Group to
                  Effect the Merger ..........................................5

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   Section 8.3    Conditions to Obligations of Veramark to
                  Effect the Merger ..........................................52
ARTICLE IX   Survival And Indemnification.....................................53
   Section 9.1    Survival of Representations, Warranties and Covenants.......53
   Section 9.2    Indemnification by the Shareholders.........................53
   Section 9.3    Indemnification by Veramark.................................53
   Section 9.4    Certain Limitations on Indemnities..........................54
   Section 9.5    Procedure...................................................54
ARTICLE X    Termination, Amendment and Waiver................................55
   Section 10.1   Termination.................................................55
   Section 10.2   Effect of Termination.......................................56
   Section 10.3   Fees and Expenses...........................................56
   Section 10.4   Amendment...................................................57
   Section 10.5   Waiver .....................................................57
ARTICLE XI   General Provisions...............................................57
   Section 11.1   Waiver; Consents............................................57
   Section 11.2   Notices ....................................................57
   Section 11.3   Entire Agreement............................................58
   Section 11.4   Assignments; Parties in Interest............................59
   Section 11.5   Governing Law...............................................59
   Section 11.6   Headings; Disclosure........................................59
   Section 11.7   Certain Definitions.........................................59
   Section 11.8   Counterparts................................................62
   Section 11.9   Severability................................................62

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of December 8, 1999, by and among VERAMARK TECHNOLOGIES, INC. ("Veramark"), a Delaware corporation, and THE ANGELES GROUP, INC. (the "Angeles Group"), a California corporation, and it shareholders Richard Elzinga and Tim Stassi (the "Shareholders").

         WHEREAS, the Boards of Directors of Veramark and Angeles Group have approved the merger of Angeles Group with and into Veramark (the "Merger"), upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Shareholders of Angeles Group have also approved the Merger, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Angeles Group shall be merged with and into Veramark and the separate existence of Angeles Group shall thereupon cease, and Veramark shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Veramark Technologies, Inc."

SECTION 1.2 CLOSING. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger will take place on January 7, 2000 or as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, at the offices of Angeles Group, The Angeles Group, Inc., 31280 Oak Crest Dr. Suite 3, Westlake Village, California, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

SECTION 1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), and by making any related filings required under the General Corporation Law of the State of California ("California Law") to be made prior to or concurrent with the effectiveness of the Merger, which filings shall be made as soon as practicable on the Closing Date. When used in
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this Merger Agreement, the term "Effective Time" shall mean the time at which such certificate is accepted for filing by the Secretary of State of Delaware. All such other filings required to be made under California Law shall be filed and become effective.

SECTION 1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by applicable Delaware Law and California Law. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Angeles Group (the "Constituent Corporation") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporation agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporation or otherwise to take any and all such action. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Angeles Group, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of ss. 262 of Delaware Law and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 3750 Monroe Avenue, Pittsford, New York 14534.

ARTICLE II

THE SURVIVING CORPORATION

SECTION 2.1 ARTICLES OF INCORPORATION. The Certificate of Incorporation of Veramark as amended and restated shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

SECTION 2.2 BY-LAWS. The By-laws of Veramark as amended and restated shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

SECTION 2.3 BOARD OF DIRECTORS; OFFICERS. The directors of Veramark immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Veramark immediately prior to the Effective Time shall be the officers of the Surviving
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Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SHARES

SECTION 3.1 MERGER CONSIDERATION. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of Angeles Group or
Veramark:

                  (a) Any shares of common stock, no par value, of Angeles Group ("Angeles Common Stock") which are held by Angeles Group shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The shares of Angeles Common Stock are referred to herein as the "Shares".

                  (b) Each issued and outstanding Share, other than those to which the first sentence of Section 3.1(a) applies, shall be converted into and represent the right to receive 350 shares of Veramark common stock, par value $0.10 per share ("Veramark Common Stock") (calculated based on a price of $4,438,000, minus any Excess Debt and Costs, divided by the average of the closing price of Veramark Common Stock for the ten trading days from October 5 to October 18, 1999 inclusive ($12.68)), without interest thereon (the aggregate of such Veramark Common Stock being referred to herein as the "Merger Consideration"). Excess Debt and Costs" shall equal the amount, if any, by which the sum of (i) the principal and interest of indebtedness for borrowed money, excluding capitalized leases and other liabilities and trade debt which is not past due as of the Effective Time, and (ii) the value of the Veramark Common Stock or the amount of cash required to be paid to repurchase or redeem the outstanding warrants held by Commerce Capital L.P. (the "Warrants"), and (iii) the Broker's Fees exceed $1,820,000 (the "Target Debt and Expenses Amount"). There are 1,000 Shares outstanding prior to the exercise of the Warrants.

SECTION 3.2 PAYMENT OF MERGER CONSIDERATION. At the Effective Time, Veramark shall deliver to the Shareholders, based on the number of shares of Angeles Common Stock held by each, their aggregate portion of the Merger Consideration.

SECTION 3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing Shares shall cease to have any rights as shareholders of Angeles Group, except as provided herein or by law.

SECTION 3.4 TAX-FREE REORGANIZATION; POOLING. The parties intend that the Merger qualify (a) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986,
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as amended, and the regulations thereunder (the "Code") and (b) for accounting treatment as a pooling of interests. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a pooling under applicable accounting and Securities and Exchange Commission ("SEC") rules. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to Veramark that, except as disclosed in the Angeles Group Disclosure Schedule which has been delivered to Veramark prior to the execution of this Merger Agreement (the "Angeles Disclosure Schedule"):

SECTION 4.1 ORGANIZATION AND QUALIFICATION. Angeles Group is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Angeles Group has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Angeles Group has heretofore made available to Veramark a complete and correct copy of its Articles of Incorporation and By-laws, stock transfer ledger and all proceedings of its shareholders and board of directors, each as amended to the date hereof.

SECTION 4.2 CAPITALIZATION. The authorized capital stock of Angeles Group consists of 100,000 shares of Angeles Common Stock. As of the date hereof, 1,000 shares of Angeles Common Stock were validly issued and outstanding, fully paid and nonassessable. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having general voting rights under ordinary circumstances. As of the date hereof, except for the Warrants, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Angeles Group to issue, deliver or sell shares of its capital stock, or obligating Angeles Group to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. As of the Closing Date, the Warrants shall have been exercised in full or otherwise terminated.

SECTION 4.3 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. Angeles Group has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Angeles Group have been duly and validly authorized and approved by Angeles Group's Board of Directors and, by their execution of this Merger Agreement, the Shareholders and no other corporate proceedings on the part of Angeles Group are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement
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has been duly executed and delivered by Angeles Group and the Shareholders and constitutes the valid and binding obligation of Angeles Group enforceable against Angeles Group and the Shareholders in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

SECTION 4.4       NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

         (a) None of the execution and delivery of this Merger Agreement by Angeles Group and the Shareholders, the consummation by Angeles Group and the Shareholders of the transactions contemplated hereby or compliance by Angeles Group and the Shareholders with any of the provisions hereof will: (i) conflict with or violate the Articles of Incorporation or By-laws of Angeles Group, (ii) result in a material violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Angeles Group or any of Angeles Group's subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Angeles Group is a party or by which Angeles Group or any of its properties may be bound or affected.

         (b) None of the execution and delivery of this Merger Agreement by Angeles Group and the Shareholders, the consummation of the transactions contemplated hereby or compliance by with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) the filing of a certificate of merger pursuant to Delaware Law and related filings under California Law; (ii) such filings as may be required in connection with the taxes described in Section 7.6; and (iii) as set forth on the Angeles Disclosure Schedule.

SECTION 4.5       REPORTS AND FINANCIAL STATEMENTS.

         (a) Angeles Group has filed with the State of California and each jurisdiction in which Angeles Group does business all forms, reports, schedules and other information required to be filed by it with the applicable governmental entity since March 26, 1987. As of their respective dates, such forms, reports, schedules and information did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The balance sheets of Angeles Group as of December 31, 1998 and 1997 and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 (including the related notes and schedules thereto) of Angeles Group (the "Annual Financial Statements") present fairly, in all material respects, the financial position and the results of operations and cash flows of Angeles Group as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes. True and compete copies of the Annual Financial Statements, together with the reports of Arthur Andersen LLP thereon, are included in
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the Angeles Disclosure Schedule. Arthur Andersen LLP is an "independent public accountant" as to Angeles Group as defined in Regulation S-X promulgated by the SEC.

         (c) The interim unaudited balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of Angeles Group for the period ended September 30, 1999 (the "Interim Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, promulgated by the SEC, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Interim Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated therein or in the notes thereto or incorporated by reference therein), in all material respects, the financial position, results of operations and cash flows of Angeles Group for all periods presented therein. True and complete copies of the Interim Financial Statements are included in the Angeles Disclosure Schedule.

SECTION 4.6       INTELLECTUAL PROPERTY.

         4.6.1 Products. Schedule 4.6.1 lists all products currently marketed and sold by the Business, whether to or for end users, original equipment manufacturers or other value-added resellers, or others (the "Products"), except for individual modules/components thereof, and Schedule 4.6.1 lists all products under development as of the date of this Merger Agreement (the "Products-in-Development"). Schedule 4.6.1 also separately lists products which are not currently marketed by the Business but, as of the date of this Merger Agreement, continue to be supported in some manner by the Business ("Supported Products"). Angeles Group has and has heretofore provided Veramark with copies of all documentation, manuals, promotional materials, internal notes, memos, technical specifications, drawings, flow-charts, diagrams, source language statements, demonstration disks, benchmark test results, year 2000 test results, "bug" lists, test plans and test data bases and other materials whether in human-readable or machine-readable form (in all media, including digital formats) used or produced in connection with research and development, maintenance, support, enhancement or upgrades relating to any of the Products, Products-in-Developments or Supported Products ("Documentation"). Except for portions licensed pursuant to the Material Contracts or rights granted to customers, Angeles Group holds valid and enforceable rights to the Intellectual Property that may be asserted, and are sufficient, to prevent any person other than Angeles Group from reproducing, transmitting, distributing, selling, licensing, leasing or otherwise conveying or exploiting for commercial purposes, or preparing derivative works of, the source code or object code contained in the Products and the Products in Development.

         4.6.2 Ownership. Angeles Group owns, or is licensed or otherwise possesses pursuant written agreements legally enforceable rights to use all non-patented inventions, trade secret or know-how, that are used in the development of, incorporated in, or form a part of the Products, Products-in-Development or Supported Products (collectively, "Intellectual Property") necessary to conduct the Business as currently conducted, and to make, sell, license, distribute and support the Products, Products-in-Development or Supported Products. Except as set forth in Schedule 4.6.2, the Intellectual Property is not subject to any liens, security interests, mortgages, charges, or encumbrances except for rights of third parties pursuant to licenses constituting Material
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Contracts (as defined in Section 4.8.1) or licenses or grants of rights to use such Intellectual Property given to customers of the Business.

         4.6.3 Patents. Angeles Group has no patents issued and has filed no patent applications. Except for patents licensed to Angeles Group pursuant to Material Contracts listed on Schedule 4.8.1, no patented technology is included in any computer programs, operating systems, applications systems, firmware or software of any nature (whether operational, under development or inactive) used in the Business or included in the Products, Products-in-Development or Supported Products.

         4.6.4 Copyrights and Trademarks. Angeles Group has no registered U.S. or foreign copyrights. Except for copyrighted materials licensed to Angeles Group pursuant to Material Contracts listed on Schedule 4.8.1 (the "Copyrights"), no material subject to copyrights claimed by persons other than Angeles Group are included in any computer programs, operating systems, applications systems, firmware or software of any nature (whether operational, under development or inactive) used in the Business or included in the Products, Products-in-Development or Supported Products, whether in object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature (collectively, "Software") or the Documentation. The Software used by Angeles Group or included in the Products, Products-in-Developments or Supported Products does not contain any copyrighted material, including source code or portions of source code, created by any person other than past or current employees of, or consultants to, Angeles Group each of whom has assigned all such Contributor's rights of ownership in such Copyrights to Angeles Group ("Contributors"). All trademarks, service marks, trademark registrations, trade names and trade dress used in the Business (collectively, the "Trademarks") are listed on Schedule 4.6.4

         4.6.5 No Claims. Except as set forth in Schedule 4.6.5, with respect to the Intellectual Property as used in the Products, Products-in-Development or Supported Products and the Business, these is no pending suit, action, proceeding or claim, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks or violation of any trade secret or other proprietary right of any third person and the Shareholders have no knowledge that any of the manufacturing, marketing, licensing or sale of the Products, Products-in-Development or Supported Products infringes on any patents, trademarks, service marks or violation of any trade secret of any third person.

         4.6.6 Export Compliance. Angeles Group is in compliance in all material respects with all applicable laws, statutes, codes, ordinances, rules, regulations, orders, judgments or decrees ("Laws") promulgated by (i) the United States government, (ii) the government of any of the states constituting the United States or any municipality thereof, (iii) any national, provincial, regional or local government, and (iv) all branches, departments, agencies, instrumentalities, controlled corporations or other subdivisions of any of the foregoing (each, a "Governmental Entity") relating to the export and re-export of the Products.

         4.6.7 Y2K. The Software used by Angeles Group in the Business and that comprising or included in the Products and Products-in-Development is Year 2000 Compliant. "Year 2000
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Compliant" when used with respect to Software means that the Software, Products,
Products-in-Development and Supported Products will accurately read and process date data, including, but not limited to, the year 2000, that all material functions of such Software and products will perform as well on and after January 1, 2000 as they did on prior dates, including, without limitation, that
(i) the Software was designed and tested to and will store date data in four-digit fields so as to accurately process, provide and/or receive date data within and between the year 1999 and 2000, and the twentieth and twenty-first centuries and beyond, and (ii) the Software recognizes leap year data, provided, that such representation is conditioned upon the following: (a) all materials used with the Product (including hardware, software, firmware and databases) properly exchange date data with the Products, (b) the Product is used in accordance with its associated documentation, and (c) the Product has not been modified by anyone other than Angeles Group.

         4.6.8 Development Plans. Schedule 4.6.8 sets forth all of Angeles Group's formally prepared, material written development plans and related budgets for the Products-in-Development and future obligations under the Material Contracts. The Shareholders have no knowledge of any facts or circumstances which would cause Angeles Group not to meet the development plans or future obligations in accordance with such development plans and related budgets.

         4.6.9 No Unauthorized Software. None of the Products,
Products-in-Development or Supported Products contains any Software which has not been developed or licensed by Angeles Group, and all Software used in the Business of Angeles Group or its equipment has been developed or licensed by Angeles Group or is in the public domain.

         4.6.10 No Government Funding. Angeles Group has not received governmental nor academic funding which (a) was used in the development of the Software; or (b) precludes Buyer from making any desired change to the Software, combining it with other technology or exploiting or marketing it in any manner.

         4.6.11 No Claims Against Contributors. No person has claimed or, to the knowledge of Angeles Group, has reason to claim that any Contributor, by virtue of such Contributor's participation in the development of the Intellectual Property has thereby: (a) violated any of the terms or conditions of any employment, non-competition or non-disclosure agreement; (b) disclosed or utilized any trade secret or proprietary information or documentation in an unauthorized manner; (c) tortuously interfered with or breached any agreement; or (d) violated or exceeded the scope of any Law or agreement.

         4.6.12 Notices and Markings. Angeles Group has taken all reasonable measures to protect the proprietary rights of Angeles Group to the Intellectual Property; provided, however, Angeles Group has not obtained any copyright registrations. In no instance has the eligibility of the Intellectual Property for protection under applicable U.S. copyright Law been forfeited to the public domain by omission of any required notice or marking, or inclusion of any false marking or any other reason.

         4.6.13 Noninfringement. The Intellectual Property as used in the Software and the Business does not:
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                  (a)      Infringe any copyright, or to the knowledge of
                  Angeles Group, induce or contribute to the infringement of any copyright of any person;

                  (b) Infringe or induce or contribute to the infringement of any patent or other intellectual property right (other than copyright) of any person;

                  (c) Misappropriate any trade secret, know-how, process, proprietary information or other right of any Person.

Angeles Group has not received notice of and has no knowledge of any complaint, assertion, threat or allegation that would contradict the foregoing.

         4.6.14 No Undocumented Controls. The Software does not contain any virus, timer, clock, counter, or other design or routine intended to limit access to or usage of the Software or the Products or Products-in-Development except to the extent reflected in Design Documentation.

SECTION 4.7 WARRANTIES AND WARRANTY CLAIMS. Other than as set forth in the Material Contracts or the standard form of warranties set forth in Schedule 4.7, Angeles Group has not made any written or other binding warranty or representation with respect to any of the Software, Product, Products-in-Development or Supported Products, or any product that embodies or utilizes any of it or them. All pending warranty claims by Angeles Group customers with respect to the Products, Products-in-Development or Supported Product are described on Schedule 4.7. Angeles Group has heretofore provided Veramark with access to a complete copy of all unresolved written customer complaints and all written summaries of those oral customer complaints relating to the Products, Products-in Development or Supported Products.

SECTION 4.8 CONTRACTS.

         4.8.1 All of the contracts, agreements and instruments related to the Business and to which Angeles Group is a party, including purchase orders from customers, licenses for Intellectual Property or Software, employment agreements and assignments of employees' or contractors' rights to Intellectual Property are in full force and effect and are not in default. Set forth on Schedule 4.8.1 are lists of the following documents (the "Material Contracts"), true and complete copies of which (and all amendments and modifications thereof and consent and waivers thereunder) have been made available by Angeles Group to
Veramark:

                  (a) All customer purchase orders or agreements with customers of the Business in existence on and not performed as of September 30, 1999 and (a) involving a purchase price for the Product(s) of more than $10,000; (b) requiring professional services to be performed; (c) for which all or a portion of the purchase price has been paid; in each case, for products that have not been shipped, delivered or installed or for professional services which have not been fully performed by the Business; or (d) are contracts with a
                                                                              36
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                  Governmental Entity  or any agency or instrumentality thereof subject to the government contracting requirements.

                  (b) All written contracts with any Employee and all consulting contracts relating to professional services or product development for the Business;

                  (c) Any obligations for borrowed money of Angeles Group;

                  (d) Any contracts, together with a schedule of customer deposits received, for which Products or services (other than routine maintenance services) have not yet been delivered or performed; and

                  (e) Any contracts which are to be performed in any material respect on or after the Effective Time which involve payments to or from the Business in amounts greater than $10,000 annually or by their terms extend more than two years after the date of this Merger Agreement (other than pursuant to automatic renewal provisions which permit cancellation without penalty upon 90 days or less notice).

         4.8.2 Except as set forth on Schedule 4.8.1, Angeles Group has not: (a) sold, licensed, transferred or assigned source code of the Software to, or otherwise provided for the escrow of source code of the Software for the benefit of, any person; (b) granted any person the right to sublicense any Software to any other person; or (c) granted any third person ownership rights in or to any Intellectual Property of the Business or any enhancements of or revisions to the Intellectual Property.

         4.8.3 Angeles Group has not contracted or committed to provide development work or customization work (or special features or functionality) with respect to any Products or Products-in-Development (including releases, versions, updates or enhancements to Products or Products-in-Development or additional products), except as provided in any of the Material Contracts or in any special project agreement (the "Project Agreements"). Schedule 4.8.3 lists Project Agreements for work that has not been shipped, delivered or installed, or for new Product features or enhancements that have not been shipped, delivered, or installed, or for professional services which have not been performed by Angeles Group.

SECTION 4.9 TITLE TO PROPERTY. Except as set forth on Schedule 4.9, Angeles Group has good and marketable title to, or a valid and binding leasehold interest in, all of the assets reflects in its Financial Statement or used in the Business (collectively, the "Assets") free and clear of all security interests, mortgages, liens, pledges, charges, claims or encumbrances of any kind or character, except (a) statutory liens for property taxes not yet delinquent or payable subsequent to the date on which this representation is given and statutory or common law liens securing the payment or performance of any obligation of Angeles Group, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by Angeles Group; (b) the rights of customers of the Business with respect to Products or Project

Agreements under orders or contracts entered into by Angeles Group in the ordinary course of business; (c) claims, easements, liens and other encumbrances of record pursuant to filings under real property recording statutes; (d) rights of parties to any equipment or real estate in accordance with the terms of such leases, all of which leases are listed on Schedule 4.8.1; and (e) as reflected in the Financial Statements or the notes thereto (such encumbrances being "Permitted Encumbrances").

SECTION 4.10 CONDITION OF ASSETS. All of the Assets, whether owned or leased, are in all material respects and in the aggregate in good operating condition and repair, normal wear and tear excepted, and are adequate for the conduct of the Business. All property leased under the personal property or real property leases is in a condition that on the date hereof and on the Closing Date (assuming in each case that such date was the last date of the lease term) will reasonably permit such property to be surrendered to the lessors under such leases without incurring any penalties or charges, except for such penalties or charges which are not material with respect to an Asset or in the aggregate, based on the condition of such property.

SECTION 4.11 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Closing Balance Sheet have arisen in the ordinary course of business and represent sales actually made to persons which are not affiliates of Angeles Group or the Shareholders and do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement or other credits, allowances or adjustments. Such accounts receivable have been properly recorded in accordance with GAAP consistently applied and are fully collectible in the aggregate net of reserves set forth on the Closing Balance Sheet. Except as set forth on Schedule 4.11, no account receivable with a value in excess of $10,000 is being contested or disputed by the obligor thereon or was more than 90 days past due at the date of the Closing Balance Sheet.

SECTION 4.12 REAL PROPERTY. Schedule 4.12 lists all real estate leases, subleases and other agreements pursuant to which Angeles Group leases, subleases or otherwise obtains rights of use and occupancy in real property used in the Business (the "Real Estate Leases"), and the addresses thereof. Angeles Group has provided true and complete copies of all Real Estate Leases and all amendments and modifications thereof to Veramark. Each Real Estate Lease is valid, binding and enforceable against Angeles Group and, to the knowledge of Angeles Group, against the other parties thereto. Except as set forth in
Schedule 4.12, the Real Estate Leases are in full force and effect, and Angeles Group is not in default under any of the Real Estate Leases.

SECTION 4.13 LITIGATION, CLAIMS. Except as disclosed in the notes to the Annual Financial Statements, there is no suit, action or proceeding pending or, to the knowledge of Angeles Group, threatened against or affecting Angeles Group or the Shareholders. Except as provided in Schedule 4.13, the Intellectual Property owned by Angeles Group or the right of any third party licensor to the Intellectual Property licensed pursuant to a material Agreement, are not subject to any outstanding settlement agreement, order, ruling, decree, judgment, or stipulation preventing their use by Angeles Group or Veramark in the Business. Angeles Group has not received any notice of any claim, demand, suit or other assertion by any third person; and, to the knowledge of

Shareholders and Angeles Group, there are no circumstances which would (or are likely to) give rise to any claim, demand, suit or other assertion by any person other than a party to this Merger Agreement, that such person has superior rights, ownership or shared ownership requiring any payments to any Person other than as provided in this Merger Agreement, or other interest of any kind or nature in or with respect to, the Intellectual Property.

SECTION 4.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Merger Agreement, since December 31, 1998, Angeles Group has conducted its business only in the ordinary course, and there has not been (i) any change that would have an Angeles Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Angeles Group's capital stock, or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of Angeles Group's capital stock or any issuance or the authorization of any issuance of any securities of Angeles Group , (iv) any granting by Angeles Group to any employee of Angeles Group of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of January 1, 1999, (y) any granting by Angeles Group to any employee of Angeles Group of any increase in severance or termination pay, or (z) any entry by Angeles Group into any employment, severance or termination agreement with any employee of Angeles Group, or any increase in benefits available under or establishment of any Angeles Benefit Plan (as defined below) except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss, whether or not covered by insurance, or (vi) any material change in accounting methods, principles or practices by Angeles Group, except insofar as may have been required by a change in GAAP and disclosed in the Annual Financial Statements or the Interim Financial Statements.

SECTION 4.15 EMPLOYEE BENEFIT PLANS

         (a) Except as disclosed in Angeles Group Annual Financial Statements, there are no (i) employee benefit or compensation plans, agreements or arrangements, including "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited to, retiree medical plans or life insurance, maintained by Angeles Group or any of its subsidiaries or (ii) collective bargaining agreements to which Angeles Group or any of its subsidiaries is a party (together, the "Angeles Benefit Plans"). Angeles Group has complied in all material respects with the terms of all Angeles Benefit Plans, and no default exists with respect to the obligations of Angeles Group under such Angeles Benefit Plans, including any failure to include or permit to participate any person who may, under state or federal law be deemed an employee of Angeles Group entitled to such inclusion or participation.

         (b) All Angeles Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements in all material respects. Each of the Angeles Group Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified" within the meaning of such Section of the Code and Angeles Group does not know of any circumstances likely to result in revocation of such determination. No Angeles Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and Angeles Group has not been party to or subject to making any contributions to any multiemployer benefit plan or any defined benefit plan.

         (c) Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director, officer or employee of Angeles Group, (ii) materially increase any benefits otherwise payable under any Angeles Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

SECTION 4.16 EMPLOYEES.

         4.16.1 Schedule 4.16.1 lists all current employees of Angeles Group, together with their base salary, years of services and job classification, and all consultants or independent contractors engaged by Angeles Group and all former employees of Angeles Group for the past two years. There are no labor controversies pending or threatened with respect to employees of Angeles Group and Angeles Group is not is a party to any collective bargaining agreements with any labor union or other representative of employees. To the knowledge of Angeles Group, there is no pending or threatened union organization activity by or among any of its employees. There have been no strikes, lockouts or work stoppages or slowdowns, labor jurisdictional disputes or labor organizing activity occurring or threatened with respect to the business or operations of Angeles Group.

         4.16.2 As of the Closing Date, all employees of, and all consultants and independent contractors to, Angeles Group shall have executed and delivered to Angeles Group assignments of all rights to Intellectual Property developed at or for Angeles Group. The form of such assignment is included with Schedule 4.16.2(a). Except as set forth on Schedule 4.16.2(b), all former employees have signed a Nondisclosure and Noncompetition Agreement in the form included with
Schedule 4.16.2(c).

         4.16.3 Angeles Group has complied with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Americans With Disabilities Act, the Family and Medical Leave Act and the payment of social security and other taxes. There is no pending claim or notice of claim against Angeles Group or any of its employees under the Equal Employment Opportunity Act of 1972, as amended, or comparable Laws of the U.S. or any other Governmental Entity.

SECTION 4.17 TAXES. Angeles Group has duly filed all foreign, federal, state and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a combined or unitary basis) required to have been filed by Angeles Group prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Angeles Group and its Shareholders have paid or, prior to the Effective Time will pay, all taxes, interest and penalties due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authorities (whether or not shown on such returns or reports). All taxes and state assessments and levies which Angeles Group is required by law to withhold or collect have been withheld or collected and have been paid to the proper governmental authorities or are held by Angeles Group for such payment in trust or as otherwise required by applicable law. Neither Angeles Group nor the Shareholders with respect to income, losses, deductions or other tax items from Angeles Group has been subject to any audit by any taxing authority.

SECTION 4.18 COMPLIANCE WITH APPLICABLE LAW. Angeles Group holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Angeles Permits"). Angeles Group is in compliance with all applicable laws and the terms of Angeles Permits except where such non-compliance, individually or in the aggregate, would not result in a liability or adverse change in excess of $100,000.

SECTION 4.19 UNDISCLOSED LIABILITIES. Except as disclosed in Angeles Group's Annual Financial Statements or Interim Financial Statements, Angeles Group does not have any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, other than those incurred in the ordinary course of business.

SECTION 4.20 QUESTIONABLE PAYMENTS. NONE OF ANGELES GROUP, THE SHAREHOLDERS OR ANY EMPLOYEE OF ANGELES GROUP HAS (A) MADE ANY PAYMENTS, (B) PROVIDED SERVICES OR OTHER FAVORS, (C) MADE ANY POLITICAL CONTRIBUTIONS IN THE U.S. OR IN ANY FOREIGN COUNTRY IN ORDER TO OBTAIN PREFERENTIAL TREATMENT OR CONSIDERATION BY ANY GOVERNMENTAL ENTITY WITH RESPECT TO ANY ASPECT OF THE BUSINESS, WHICH WOULD BE UNLAWFUL UNDER THE LAWS OF THE U.S. AND, IF APPLICABLE, ANY FOREIGN COUNTRY IN WHICH SUCH PAYMENTS WERE MADE OR (D) BEEN THE SUBJECT OF ANY INQUIRY OR INVESTIGATION BY ANY GOVERNMENTAL ENTITY IN CONNECTION WITH PAYMENTS OR BENEFITS OR OTHER FAVORS TO OR FOR THE BENEFIT OF ANY GOVERNMENTAL OR ARMED SERVICES OFFICIAL, AGENT, REPRESENTATIVE OR EMPLOYEE WITH RESPECT TO ANY ASPECT OF THE BUSINESS OR WITH RESPECT TO ANY POLITICAL CONTRIBUTION. NO CUSTOMER, SUPPLIER, FINDER OR OTHER PERSON, INCLUDING ANGELES GROUP AND ITS EMPLOYEES, HAS PAID OR RECEIVED ANY REBATE, DISCOUNT, DEFERRAL OR OTHER CONSIDERATION, OTHER THAN CUSTOMARY DISCOUNTS FOR VOLUME OR PROMPT PAYMENT DISCLOSED IN WRITING ON INVOICES, PURCHASE ORDERS OR THE MATERIAL CONTRACTS IN CONNECTION WITH THE SALE OR LICENSE OF ANY PRODUCT OR SUPPORTED PRODUCT OR ANY GOODS OR SERVICES SUPPLIED BY OR UTILIZED BY ANGELES GROUP.

SECTION 4.21 ENVIRONMENTAL MATTERS. Angeles Group does not currently and has not in the past owned any real property, and (i) to the best knowledge of Angeles Group no real property currently or formerly occupied or operated by Angeles Group is contaminated with any Hazardous Substances; (ii) no judicial or administrative proceeding is pending or to the best knowledge of Angeles Group threatened relating to liability for any off-site disposal or contamination by or on behalf of Angeles Group; and (iii) Angeles Group has not received any claims or notices alleging liability under any Environmental Law, and Angeles Group has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

SECTION 4.22 BROKERS. Except for Egroup and Corum, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Angeles Group or the Shareholders. Veramark agrees to pay the Brokers' Fees as defined in Section 11.7.1(c.)

SECTION 4.23 INFORMATION. Angeles Group has provided to Veramark all information regarding its business, intellectual property, suppliers, customers, financial results, prospects and other information that a reasonable acquirer of Angeles Group and its business would desire to know in making its investment decision. None of the information supplied or to be supplied by Angeles Group on the Angeles Group Disclosure Schedule or in or pursuant to this Merger Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VERAMARK

         Veramark represents and warrants to Angeles Group that, except as disclosed in the Veramark Disclosure Schedule which has been delivered to Angeles Group prior to the execution of this Merger Agreement (the "Veramark Disclosure Schedule"):

SECTION 5.1 ORGANIZATION AND QUALIFICATION. Veramark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Veramark has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Veramark Material Adverse Effect.

SECTION 5.2 AUTHORITY RELATIVE TO THIS MERGER AGREEMENT. Veramark has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Veramark have been duly and validly authorized and approved by the Board of Directors of Veramark and no other corporate proceedings on the part of Veramark are necessary to authorize and approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by Veramark, and constitutes the valid and binding obligation of Veramark enforceable against it in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

SECTION 5.3 NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

         (a) None of the execution and delivery of this Merger Agreement by Veramark, the consummation by Veramark of the transactions contemplated hereby or compliance by Veramark with any of the provisions hereof will (i) conflict with or violate the charter or By-laws of Veramark or the comparable organizational documents of any of Veramark's Significant Subsidiaries as such term is defined in Regulation S-X promulgated by the SEC, (ii) subject to receipt or filing of the required Consents (as defined herein) referred to in
Section 4.4(b), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Veramark or any of Veramark's Significant Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, pledge, or encumbrance of any kind or nature on any of the property or assets of Veramark or any of Veramark's Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Veramark or any of Veramark's Significant Subsidiaries is a party or by which Veramark or any of Veramark's Significant Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such violations which would not have a Veramark Material Adverse Effect.

         (b) None of the execution and delivery of this Merger Agreement by Veramark, the consummation by Veramark of the transactions contemplated hereby or compliance by Veramark with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit of, or registration or filing with or notification to (any of the foregoing being a "Veramark Consent"), any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger pursuant to Delaware Law and related filings under California Law, (iii) certain state takeover, securities, "blue sky" and environmental statutes, and
(iv) such filings as may be required in connection with the taxes described in
Section 7.6.

SECTION 5.4 INFORMATION. Veramark has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "Veramark SEC Reports") required to be filed by it with the SEC since December 31, 1998. As of their respective dates, the Veramark SEC Reports complied as to form in all material respects with the requirements of the Securities and Exchange Act of 1934 , as amended, or the Securities Act of 1933, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Veramark SEC Reports. As of their respective dates and as of the date any information from such Veramark SEC Reports has been incorporated by reference, the Veramark SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.5 LITIGATION. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Veramark, threatened against or affecting Veramark or any of Veramark's Significant Subsidiaries that, individually or in the aggregate, is reasonably expected to have a Veramark Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Veramark or any of Veramark's Significant Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Veramark Material Adverse Effect.

SECTION 5.6 BROKERS. No broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Veramark.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 CONDUCT OF BUSINESS BY ANGELES GROUP PENDING THE MERGER

         Section 6.1.1 From and after the date hereof, prior to the Effective Time, except as contemplated by this Merger Agreement (including Section 6.1.2) and except for the matters set forth in Angeles Group Disclosure Schedule or unless Veramark shall otherwise agree in writing, Angeles Group shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct its business in a manner consistent with the budgets and plans heretofore delivered to Veramark, and shall use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Except for the matters set forth in Section 6.1.1 of Angeles Group Disclosure Schedule or unless Veramark shall otherwise agree in writing, prior to the Effective Time, Angeles Group shall not:

                  (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than a dividend in accordance with past practices to cover the taxes of the Shareholders on net taxable income from Angeles Group for calendar year 1999 to the Closing Date;

                  (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (c) purchase, redeem or otherwise acquire any shares of capital stock of Angeles Group or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities, other than the re-acquisition or cancellation of the Warrants for an amount not to exceed $150,000;

                  (d) amend its Articles of Incorporation, By-laws or other comparable organizational documents;

                  (e) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that are material, individually or in the aggregate, to Angeles Group;

                  (f) subject to a lien or sell, lease or otherwise dispose of any of its properties or assets, except for the sale or products and inventory in the ordinary course of business;

                  (g) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities of Angeles Group, guarantee any debt securities of another person, or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business not exceeding $20,000 in the aggregate including to repay existing indebtedness pursuant to the terms thereof, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to Angeles Group or settle or compromise any material claims or litigation; or

                  (h) authorize any of, or commit or agree to take any of, the foregoing actions.

         6.1.2 Except as provided in the Budget Plan dated November 18, 1999 or as otherwise specifically permitted pursuant to this Merger Agreement, or with the prior written consent of Veramark, Angeles Group covenants that it shall not:

                  (a) enter into or amend any contract of employment with any employee or independent contractor or hire any additional employees, amend in any material respect or adopt any non-ERISA Benefit Plan, amend or adopt any ERISA Benefit Plan, or change the benefits or the compensation of any Employee;

                  (b) make any material change in any pricing, financial reporting or credit practice, payment practice or accounting method of the Business, including selling or entering into a contract to sell any Product or combination of Products or Products and services with a list price in excess of $10,000 for a discount to list price or offer any discount, which is in excess of Angeles Group's normal practice during the previous two years, for early payment of any account receivable included in the Interim Financial Statements or arising after the date of this Merger Agreement;

                  (c) enter into any new agreement, or any amendment, modification or change to any Project Agreement or other agreement which would impose a burden (financial or other resources) on the Business;

                  (d) give any notice of default or breach, or renewal, non-renewal or cancellation to any Person pursuant to any license for Intellectual Property other than such notices with respect to customer agreements issued in the ordinary course of business;

                  (e) enter into any agreement which provides for delivery, license or escrow of source code of the Software other than pursuant to the existing source code escrow agreement included in the Material Contracts or transfer any other rights in the Intellectual Property of Angeles Group, to any third person except in connection with the sale of Products in the ordinary course of business;

                  (f) enter into any new Project Agreement for development work or customization work, other than any potential project referred to in Judy Mirkin's forecast dated October 21, 1999;

                  (g) enter into any new strategic alliance of any kind; or

                  (h) authorize any of the foregoing or enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing.

         6.1.3 Except as otherwise specifically set forth in this Merger Agreement, or in connection with the consummation of the transactions contemplated hereby, or with the prior written consent of Veramark, Angeles Group covenants that it shall not:

                  (a) sell, lease or transfer any Asset other than in the ordinary course of business of the Business;

                  (b) take any action to diminish insurance coverages for the Business from existing levels (to the extent such coverages remain commercially available);

                  (c) incur any indebtedness other than trade debt in the ordinary course of business of the Business or permit to arise any encumbrance on any Asset other than Permitted Encumbrances;

                  (d) solicit or intentionally induce any employee to refuse or fail to continue employment with Veramark or Angeles Group; or

                  (e) authorize any of the foregoing, or enter into any contract, agreement, binding commitment or arrangement to do any of the foregoing.

SECTION 6.2 ADVISE OF CHANGES. Angeles Group shall promptly provide Veramark copies of all filings made by Angeles Group with any Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby. Angeles Group shall, before settling or compromising any material income tax liability of Angeles Group, consult with Veramark and its advisors as to the positions and elections that will be taken or made with respect to such matter.

SECTION 6.3 CLOSING BALANCE SHEET. At least two business days prior to the Closing Date, Angeles Group shall deliver to Veramark a balance sheet of Angeles Group as of October 31,1999 (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared consistent with the preparation of the December 31, 1998 balance sheet included in the Audited Financial Statement and shall reflect the books and records of the Business and fairly present the financial condition of Angeles Group in accordance with GAAP applied on a consistent basis as of its date.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 ACCESS TO INFORMATION. From the date hereof through the Effective Time, Angeles Group shall afford to Veramark and Veramark's accountants, counsel and other representatives full and reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges) during normal business hours to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Veramark (i) a copy of each report, schedule and other document filed or received by it from any Governmental Entity, and (ii) all other information concerning its business, properties and personnel as Veramark may reasonably request. Veramark shall hold, and shall cause its employees, agents and representatives to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated August 31, 1999 between Veramark and Angeles Group, which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Merger Agreement. Veramark and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section 7.1, not unduly interfere with the operation of the business of Angeles Group.

SECTION 7.2 STOCK OPTIONS. As soon as practicable after the Effective Time, Veramark shall grant to each of the Shareholders an option to purchase 50,000 shares of Veramark Common Stock (the "Shareholder Options"). The Shareholder Options will be exercisable at a price equal to 85% of the closing price of Veramark Common Stock on the Closing Date and will vest in full and become immediately exercisable upon the earlier of (i) the fifth anniversary of the Closing Date or (ii) as to (x) Mr. Elzinga, upon his retirement with the consent of Veramark or upon his involuntary termination without cause or substantial diminution of job responsibilities or compensation without cause; and (y) Mr. Stassi, upon his involuntary termination without cause or substantial diminution of job responsibilities or compensation without cause. In addition, Veramark will consult with Shareholders and develop a program for stock option awards to other key employees of Angeles Group commensurate with the position of the employee and the option award schedule of Veramark for its employees.

SECTION 7.3 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. So long as this Merger Agreement is in effect, Veramark and Angeles Group agree to use their respective reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement. Veramark and Angeles Group acknowledge and confirm their obligations under the letter agreement ("Letter Agreement"), dated September 29, 1999, as amended, and agree that except as expressly set forth herein, such Letter Agreement continues in full force and effect. In addition to the limitations set forth in the Letter Agreement, following the Closing Date, Shareholders shall, and shall use commercially reasonable efforts to cause their affiliates and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Veramark, and not use in any manner whatsoever except in furtherance of the Business and the business of Veramark, any confidential business or technical information remaining in their possession concerning the Business or the Assets. Such confidential information specifically includes all source code, system and user documentation, and other documentation and design documentation pertaining to the technology, including any proposed design and specifications for future products and products in development, marketing plans, and all other technical and business information concerning the Business.

SECTION 7.4 EFFORTS; CONSENTS. Subject to the terms and conditions herein provided and, in the case of Angeles Group, fiduciary duties under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of Angeles Group and Veramark shall make or cause to be made all required filings with or applications to Governmental Entities (including under the Exchange Act), and use its best efforts to (i) obtain all necessary waivers of any Violations and other Consents of all Governmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby, (ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and
(iii) fulfill all conditions to this Merger Agreement.

SECTION 7.5 NOTICE OF BREACHES. Angeles Group shall give prompt notice to Veramark, and Veramark shall give prompt notice to Angeles Group, of (i) any representation or warranty made by it contained in this Merger Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

SECTION 7.6 TRANSFER AND CERTAIN OTHER TAXES AND EXPENSES. Veramark, Angeles Group and the Shareholders agree that the Shareholders will pay all transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

SECTION 7.7 DEBT.

         7.7.1 Veramark agrees to pay on the Closing Date the full principal amount of $1,100,000 due from the Angeles Group to Commerce Capital LP pursuant to a Loan Agreement dated November 25, 1998.

         7.7.2 From and after October 1, 1999 and through the Effective Time, Angeles Group will not increase the sum of (i) its current installments of long-term debt, (ii) its long-term debt, excluding current installments, (iii) the amount payable in exchange for the Warrants, and (iv) the amount payable to brokers, to an amount greater than the Target Debt and Expenses Amount.

SECTION 7.8 RELATED AGREEMENTS.

         Simultaneously with the execution and delivery of this Merger Agreement, or as otherwise provided below, and as material consideration for the execution and delivery of this Merger Agreement by Veramark and Angeles Group, the following persons are executing and delivering the following agreements (collectively, the "Related Agreements"):

         7.8.1 Each of the Shareholders shall have entered into a non-competition and non-solicitation agreement in the form of Exhibit A hereto which shall provide, among other things, that each such Shareholder shall not, directly or indirectly, compete with the business or Products or Products-in-Development of Angeles Group or Veramark in the U.S. or Canada for a period of twelve months after leaving the employment of Veramark, and shall not solicit employees, customers or suppliers of Angeles Group or Veramark during such period.

         7.8.2 Not fewer than ten days prior to the Closing Date, each of the "affiliates" of Angeles Group for purposes of Rule 145 under the Securities Act and each such person who is an affiliate for purposes of qualifying the Merger as a pooling of interests shall execute and deliver to Veramark and its accountants a letter agreement in the form of Exhibit B to this Merger Agreement (the "Affiliate Agreements").

         7.8.3 Not fewer than ten days prior to the Closing Date, each of Angeles Group and the Shareholders shall have executed and delivered such certificates and other instruments as may be reasonably required by counsel to Veramark and/or its accountants to establish the tax-free nature of the transactions (the "Tax Certificates").

         7.8.4 At Closing, Veramark shall enter into a Registration Rights Agreement with Shareholders in the form of Exhibit C to this Merger Agreement (the "Registration Rights Agreement") and each of the Shareholders shall have entered into a letter agreement with Veramark agreeing not to dispose of the shares of Veramark Common Stock received in the Merger for a period ending 30 days after the first release of financial information for Veramark after the Effective Time which contains combined results for Veramark and Angeles Group in the form of Exhibit D to this Merger Agreement (the "Lock-Up Letters").

ARTICLE VIII

CONDITIONS PRECEDENT

SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.4 and shall further use their best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

SECTION 8.2 CONDITIONS TO OBLIGATION OF ANGELES GROUP TO EFFECT THE MERGER. The obligation of Angeles Group to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Angeles Group:

                  (a) Veramark shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Veramark contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute a Veramark Material Adverse Effect;

                  (b) Angeles Group shall have received the opinion of its counsel Cowen, Crowley, Nord & Staub, P.C., dated as of the Closing Date, that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; and

                  (c) The Related Agreements have been executed and delivered by the respective parties thereto and continue in full force and effect.

SECTION 8.3 CONDITIONS TO OBLIGATIONS OF VERAMARK TO EFFECT THE MERGER. The obligations of Veramark to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Veramark:

                  (a) Angeles Group shall have performed in all respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Angeles Group contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies in representations and warranties and failures to perform its agreements that in the aggregate do not constitute a Angeles Material Adverse Effect; and Veramark shall have received a certificate of the Chief Executive Officer of Angeles Group and the Shareholders to that effect;

                  (b) Veramark shall have received from Arthur Andersen LLP, independent public accountants to Veramark and Angeles Group, one or more letters, dated as of the Closing Date, stating that the accounting for the Merger is as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules if the Merger is consummated as contemplated by this Merger Agreement;

                  (c) Veramark shall have received the opinion of its special counsel Nixon Peabody LLP dated as of the Closing Date that the Merger qualifies as a reorganization within the meaning of
                  Section 368(a)(1)(A) of the Code;

                  (d) The Related Agreements have been executed and delivered by the respective parties thereto and continue in full force and effect;

                  (e) During the period beginning on the date of the Closing Balance Sheet and ending on the Closing Date, there shall have been no material adverse change or changes having in the aggregate an adverse effect of more than $100,000, other than a change or changes arising out of the ordinary course of business of Angeles Group; and

                  (f) Of the orders projected to be received during 1999, as set forth on Judy Mirkin's forecast, dated October 21, 1999, the Angeles Group shall have received by December 31, 1999 not less than $1.3 million in orders.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

SECTION 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties contained in this Merger Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Merger for the period set forth in this Section 9.1. The representations and warranties of the Shareholders and Angeles Group set forth in Article IV and the representations and warranties of Veramark set forth in Article V shall survive until the second anniversary of the Closing Date, provided that the representations and warranties of the Shareholders and Angeles Group in Sections 4.2, 4.3, 4.15, 4.16.3 and 4.17 shall survive for 90 days following the expiration of the applicable statutes of limitations for claims with respect to such matters (the "Expiration Date"); provided, however, that the representations and warranties that are the subject of any indemnification claim pending on the Expiration Date, as provided in Section 9.4, shall survive the Expiration Date until the claim is finally resolved. The pre-Closing covenants and agreements of the parties contained in this Merger Agreement shall terminate as of the Closing and the other covenants and agreements of the parties contained in this Merger Agreement shall survive until fully performed.

SECTION 9.2 INDEMNIFICATION BY THE SHAREHOLDERS. In the manner herein provided, from and after the Closing Date, the Shareholders shall, in proportion to their stock ownership in Angeles Group as of the Closing Date, indemnify and hold harmless Veramark and its affiliates, and their respective employees, directors, agents and representatives (collectively, the "Veramark Indemnified Parties"), from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following:
(a) any misrepresentation or breach of warranty by Angeles Group or the Shareholders; (b) the failure of Angeles Group to obtain all consents required to consummate the transactions contemplated by this Merger Agreement; (c) the failure by the Shareholders to satisfy any liability or obligation which is their obligation to satisfy under the terms of this Merger Agreement; (d) the failure by Angeles Group or the Shareholders to perform their covenants and agreements under this Merger Agreement; or (e) the failure of the Shareholders to pay any transfer taxes which the Shareholders are required to pay or any other costs or expenses which are the responsibility of the Shareholders.

SECTION 9.3 INDEMNIFICATION BY VERAMARK. In the manner herein provided, from and after the Closing Date, Veramark shall indemnify and hold harmless the Shareholders and their respective heirs and representatives (collectively, the "Angeles Indemnified Parties"), from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty by Veramark; (b) the failure by Veramark to perform its covenants and agreements under this Merger Agreement; or (c) the failure of Veramark to pay any transfer taxes which Veramark is required to pay pursuant to Section 7.6 or any other costs or expenses which are the responsibility of Veramark.

SECTION 9.4 CERTAIN LIMITATIONS ON INDEMNITIES.

         9.4.1 With respect to the indemnification obligation under clause (a) of Section 9.2, Shareholders shall not have any obligation to indemnify Veramark Indemnified Parties unless the aggregate of all such claims for breaches of representations, warranties or covenants ("Claims") exceeds One Hundred Thousand Dollars ($100,000); provided, however, if such Claims exceed $100,000, the aggregate of all such Claims (from the first dollar) shall be paid by Shareholders to Veramark. Shareholders shall not be required to indemnify Veramark for Claims under this Article IX to the extent that the aggregate of such Claims exceeds $4,438,000.

         9.4.2 With respect to the indemnification obligation under clause (a) of Section 9.3, Veramark shall not have any obligation to indemnify Angeles Indemnified Parties unless the aggregate of all such claims for breaches of representations, warranties or covenants exceeds One Hundred Thousand Dollars ($100,000), provided, however, if such Claims exceed $100,000, the aggregate of all such Claims (from the first dollar) shall be paid by Veramark to Shareholders.

SECTION 9.5 PROCEDURE.

         9.5.1 Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss, and prior to the Expiration Date, the person seeking indemnity under this Article IX (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor").

         9.5.2 If the Claim is brought by a person not affiliated with Veramark or the Indemnitee, the Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one attorney representing Indemnitee(s)), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims, including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided, no settlement of a Claim, by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise any Claim or consent to the entry of any judgment (i) which includes the unconditional release by the person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) which would not adversely affect the right of Indemnitee and its affiliates to own, hold use and operate their respective assets and businesses.

         9.5.3 Veramark and the Shareholders shall treat any payment under this
Article IX for all tax purposes as an adjustment of the Merger Consideration, except to the extent such treatment is not permitted under applicable Law.

         Section 9.6 Certain Terms. For purposes of this Article IX, the following terms have the definitions set forth below:

         "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Merger Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Merger Agreement or between any party to this Merger Agreement and any third person and whether or not any action or proceeding is commenced), investigators, expert witnesses, accountants and other professionals.

         "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Angeles Group:

                  (a) by mutual written consent of Veramark and Angeles Group;

                  (b) by Angeles Group, upon a material breach of this Merger Agreement on the part of Veramark which has not been cured and which would cause the conditions set forth in Section 8.2 to be incapable of being satisfied by January 31, 1999;

                  (c) by Veramark, upon a determination that information of material significance was either misrepresented or intentionally hidden during Veramark's diligence review or upon a material breach of this Merger Agreement on the part of Angeles Group set forth in this Merger Agreement which has not been cured;

                  (d) by Veramark or Angeles Group if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

                  (e) by either Veramark or Angeles Group if the Merger shall not have been consummated on or before January 31, 1999 (the "Upset Date") (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement).

SECTION 10.2 EFFECT OF TERMINATION. In the event of termination of this Merger Agreement by either Veramark or Angeles Group, as provided in Section 10.1, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of Angeles Group, the Shareholders, Veramark or its respective officers or directors; provided, however, that Sections 7.3 and 10.3 shall survive the termination.

SECTION 10.3 FEES AND EXPENSES.

         (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses; provided, however, that Veramark shall pay the Brokers' Fees as provided in Section 3.1 if the Merger is consummated and the transfer taxes shall be paid as provided in Section 7.6.

         (b) In the event that the Merger fails to be consummated for any reason other than by reason of Veramark determining not to proceed based on its due diligence findings, and if within one (1) year after the date of such termination any of the Shareholders or Angeles Group sells, transfers or conveys, or agrees to sell, transfer or convey, all or any of the assets or capital stock (whether in the form of a merger, amalgamation, consolidation, purchase of stock, acquisition of assets, joint venture, strategic alliance or otherwise) of Angeles Group to any third party for aggregate consideration (including the value of all consideration, cash or non-cash, received directly or indirectly, by or on behalf of the Shareholders or their affiliates) in excess of the merger consideration, Angeles Group and the Shareholders shall, within ten (10) days after any such sale, transfer or conveyance, reimburse Veramark for all out-of-pocket expenses (including reasonable attorneys' fees) incurred by Veramark or on its behalf in connection with the Merger contemplated hereby (in all cases up to a maximum of $50,000 in the aggregate) and shall pay to Veramark as liquidated damages the sum of $500,000. If Angeles Group fails to pay promptly the amount due pursuant to this Section 10.3(b), and, in order to obtain such payment, Veramark commences a suit which results in a judgment against Angeles Group for the fee set forth in this paragraph (b), Angeles Group shall pay to Veramark its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit.

SECTION 10.4 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Angeles Group. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 10.5 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL PROVISIONS

11.1 WAIVER; CONSENTS. THE FAILURE BY ANY PARTY TO EXERCISE ANY RIGHT UNDER, OR TO OBJECT TO THE BREACH BY ANY OTHER PARTY OF ANY TERM, PROVISION OR CONDITION OF, THIS MERGER AGREEMENT SHALL NOT CONSTITUTE A WAIVER THEREOF AND SHALL NOT PRECLUDE SUCH PARTY FROM THEREAFTER EXERCISING THAT OR ANY OTHER RIGHT, OR FROM THEREAFTER OBJECTING TO THAT OR ANY PRIOR OR SUBSEQUENT BREACH OF THE SAME OR ANY OTHER TERM, PROVISION OR CONDITION OF THE AGREEMENT. ANY CONSENT GRANTED PURSUANT TO THIS MERGER AGREEMENT SHALL BE IN WRITING, EXECUTED BY THE PERSON DULY AUTHORIZED BY THE CONSENTING PARTY, AND SHALL BE A CONSENT ONLY TO THE TRANSACTION, ACT OR AGREEMENT SPECIFICALLY REFERRED TO IN THE CONSENT AND NOT TO OTHER SIMILAR TRANSACTIONS, ACTS OR AGREEMENTS.

SECTION 11.2 NOTICES. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Angeles Group or the Shareholders:

                  The Angeles Group, Inc.
                  31280 Oak Crest Dr.
                  Suite 3
                  Westlake Village, California 91361
                  Telephone: (818) 707-3900
                  Facsimile:  (818) 707-0181

         With a copy to:

                  Cowen, Crowley, Nord & Staub, P.C.
                  55 West Monroe Street, Suite 500
                  Chicago, Illinois  60603
                  Attention: David K. Staub, Esq.
                  Telephone: (312) 641-0060
                  Facsimile:  (312) 641-6959

         If to Veramark:

                  Veramark Technologies, Inc.
                  3750 Monroe Avenue
                  Pittsford, New York  14534
                  Attention: Robert L. Boxer
                  Telephone: (716) 383-6803
                  Facsimile:  (716) 383-6858

         With a copy to:

                  Nixon Peabody LLP
                  Clinton Square
                  P.O. Box 1051
                  Rochester, New York  14603
                  Attention:  Deborah McLean Quinn
                  Telephone: (716) 263-1307
                  Facsimile:  (716) 263-1600

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

SECTION 11.3 ENTIRE AGREEMENT. This Merger Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Merger Agreement is the joint drafting product of Veramark, Angeles Group and the Shareholders and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

SECTION 11.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement, including to confer third party beneficiary rights, except for the provisions of Sections 9.2 and 9.3 hereof.

SECTION 11.5 GOVERNING LAW. This Merger Agreement, except to the extent that California Law and Delaware Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the shareholders of Angeles Group, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Merger Agreement or the performance thereof shall be the courts located in the

County of Monroe, State of New York and the parties hereto and their affiliates each consents to and hereby submits to the jurisdiction of any court located in the County of Monroe, State of New York or Federal courts in the Western District of New York.

SECTION 11.6 HEADINGS; DISCLOSURE. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement. Any disclosure by Angeles Group or Veramark in any portion of its respective disclosure schedule shall be deemed disclosure in each other portion of such disclosure schedule.

SECTION 11.7 CERTAIN DEFINITIONS. As used in this Merger Agreement:

         11.7.1 (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

         (b) an "Angeles Material Adverse Effect" shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of Angeles Group, when read without any exception or qualification for an Angeles Material Adverse Effect, are reasonably likely to have a material adverse effect on the business, operations or financial condition of Angeles Group which is agreed to be an effect in excess of $100,000;

         (c) the term "Brokers' Fees" shall mean the broker's fee due to Egroup in the amount of $250,000 and the broker's fee due to Corum in an amount of up to $320,000;

         (d) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

         (e) the term "Veramark Material Adverse Effect" means consequences which are reasonably likely to prevent or delay beyond the date set forth in Section 10.1 the consummation of the transactions contemplated by this Merger Agreement.

         Section 11.7.2 The following terms are defined in the sections of this Merger Agreement noted below:

         Term                                                 Defined In
         ----                                                 ----------
         Affiliate Agreements                                 ss. 7.8.2
         Angeles Benefit Plans                                ss. 4.15
         Angeles Common Stock                                 ss. 3.1(a)
         Angeles Disclosure Schedule                          Article IV
         Angeles Group                                        Preamble
         Angeles Indemnified Parties                          ss. 9.3
         Angeles Permits                                      ss. 4.18
         Annual Financial Statements                          ss. 4.5(b)
         Assets                                               ss. 4.9
         California Law                                       ss. 1.3
         Claims                                               ss. 9.4
         Closing Balance Sheet                                ss. 6.3
         Closing Date                                         ss. 1.2
         Code                                                 ss. 3.4
         Constituent Corporation                              ss. 1.4
         Contributors                                         ss. 4.6.4
         Copyrights                                           ss. 4.6.4
         Delaware Law                                         ss. 1.3
         Documentation                                        ss. 4.6.1
         Effective Time                                       ss. 1.3
         ERISA                                                ss. 4.15
         Excess Debt and Costs                                ss. 3.1(b)
         Expiration Date                                      ss. 9.1
         GAAP                                                 ss. 4.5(b)
         Governmental Entity                                  ss. 4.6.6
         Indemnitee                                           ss. 9.5.1
         Indemnitor                                           ss. 9.5.1
         Intellectual Property                                ss. 4.6.2
         Laws                                                 ss. 4.6.6
         Letter Agreement                                     ss. 7.3
         Litigation Expense                                   ss. 9.6

         Term                                                 Defined In
         ----                                                 ----------
         Lock-Up Letters                                      ss. 7.8.4
         Loss                                                 ss. 9.6
         Material Contracts                                   ss. 4.8.1
         Merger                                               Preamble
         Merger Agreement                                     Preamble
         Merger Consideration                                 ss. 3.1(b)
         Products                                             ss. 4.6.1
         Products-in-Development                              ss. 4.6.1
         Project Agreements                                   ss. 4.8.3
         Interim Financial Statements                         ss. 4.5(c)
         Real Estate Leases                                   ss. 4.12
         Registration Rights Agreement                        ss. 7.8.4
         Related Agreements                                   ss. 7.8
         SEC                                                  ss. 3.4
         Shareholders                                         Preamble
         Shares                                               ss. 3.1(a)
         Software                                             ss. 4.6.4
         Supported Products                                   ss. 4.6.1
         Surviving Corporation                                ss. 1.1
         Tax Certificates                                     ss. 7.8.3
         Target Debt and Expenses Amount                      ss. 3.1(b)
         Trademarks                                           ss. 4.6.4
         Upset Date                                           ss. 10.1(e)
         Veramark                                             Preamble
         Veramark Common Stock                                ss. 3.1(b)
         Veramark Consent                                     ss. 5.4(b)
         Veramark Disclosure Schedule                         Article V
         Veramark Indemnified Parties                         ss. 9.2
         Warrants                                             ss. 4.2

SECTION 11.8 COUNTERPARTS. This Merger Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.


SECTION 11.9 SEVERABILITY. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, Veramark and Angeles Group have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized and the Shareholders have executed this Merger Agreement, all as of the date first written above.

                                                     VERAMARK TECHNOLOGIES, INC.



                                                     By /s/David G. Mazzella
                                                     ---------------------------
                                                        David G. Mazzella
                                                     Title: President and Chief
                                                            Executive Officer

                                                     By /s/Robert L. Boxer
                                                     ---------------------------
                                                        Robert L. Boxer
                                                     Title:  Secretary



                                                     THE ANGELES GROUP, INC.



                                                     By /s/Richard Elzinga
                                                     ---------------------------
                                                      Richard Elzinga, President


                                                     By /s/Tim Stassi
                                                     ---------------------------
                                                      Tim Stassi, Secretary

                                                     /s/Richard Elzinga
                                                     ---------------------------
                                                     Richard Elzinga


                                                     /s/Tim Stassi
                                                     ---------------------------
                                                     Tim Stassi


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